AMENDMENT NO. 13

TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of April 17, 2020, amends the he Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Sector Funds (Invesco Sector Funds), a Delaware statutory trust is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to (i) remove Invesco Mid Cap Growth Fund, Invesco Oppenheimer Small Cap Value Fund and Invesco Technology Sector Fund and (ii) reflect that the administrative services fee paid under the Agreement for Invesco Small Cap Value Fund, Invesco American Value Fund and Invesco Dividend Income Fund may not be increased above a specified cap unless such increase is approved by a majority of the Fund’s outstanding voting securities or the Fund concurrently enters into a contractual arrangement with the Administrator to waive the increased amount;

NOW, THEREFORE, the parties agree that;

2. Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

FEE SCHEDULE TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT OF

AIM SECTOR FUNDS (INVESCO SECTOR FUNDS)

Portfolios	Effective Date of Agreement	Advisory/Administrative Services Fee Limit
Invesco American Value Fund***	February 12, 2010	0.80% of the first $400M 0.75% of the next $400M 0.60% of the next $1.2B 0.58% of the next $4B 0.56% of the excess over $6B

Invesco Comstock Fund	February 12, 2010	N/A

Invesco Comstock Select Fund	May 24, 2019	N/A

Invesco Dividend Income Fund***	July 1, 2006	0.70% of the first $400M 0.68% of the next $400M 0.65% of the next $400M 0.60% of the next $400M 0.55% of the next $400M 0.50% of the next $3B 0.45% of the next $5B 0.42% of the excess over $10B

Invesco Energy Fund	July 1, 2006	N/A

Invesco Gold & Precious Metals Fund	July 1, 2006	N/A

Invesco Oppenheimer Gold & Special Minerals Fund	May 24, 2019	N/A

Invesco Small Cap Value Fund***	February 12, 2010	0.80% of the first $500M 0.75% of the next $500M 0.70% of the next $4B 0.65% of the excess over $5B

Invesco Technology Fund	July 1, 2006	N/A

Invesco Value Opportunities Fund	February 12, 2010	N/A

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*

The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month not to exceed 0.0140% through June 30, 2019.

**	Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.
***

The administrative services fee paid under this Agreement may not be increased so that the combined advisory fee paid under the Advisory Agreement plus the administrative services fee paid under this Agreement exceeds the “Advisory/Administrative Services Fee Limit” in the table above unless such increase is approved by a majority of the Fund’s outstanding voting securities or the Fund concurrently enters into a contractual arrangement with IAI to waive the increased amount, provided that such contractual arrangement can only be eliminated by approval of a majority of the Fund’s outstanding voting securities.”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.

Attest:	/s/ Elizabeth Nelson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President & Secretary

AIM SECTOR FUNDS (INVESCO SECTOR FUNDS)

Attest:	/s/ Elizabeth Nelson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Secretary, Senior Vice President and
Chief Legal Officer

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